Exhibit 10.6

FREE TRANSLATION
THE ORIGINAL VERSION IN GERMAN LANGUAGE PREVAILS

CFO - EMPLOYMENT AGREEMENT

between

SIRONA Beteiligungs- und Verwaltungsgesellschaft m.b.H.,

Fabrikstraße 31, 64625 Bensheim,

represented by its shareholder Sirona Dental Systems SARL

(hereinafter the “Company”)

and

Mrs.

Simone Blank

Alte Brückerstr. 31

41470 Neuss

(hereinafter the “CFO or Executive Vice President”)

§ 1

Basis

1.                                       Mrs. Blank will become a CFO of the Company with effect as of July 1, 1999.

2.                                       The CFO represents the Company in and out of court acting jointly with another  Executive Vice President or the CEO or an attorney in fact of the Company.

3.                                     Without limitation to the provisions of this agreement, the duties, powers and responsibilities of the CFO are governed by the articles of association of the Company, as amended from time to time, by the applicable laws, in particular the Limited Liability Statute, by the by-laws, as amended from time to time, and the instructions of the shareholders.

4.                                     The Company reserves the right, to appoint additional Executive Vice Presidents and to change the representation policy at any time.

§ 2

Compensation

1.                                       The CFO will be paid a yearly gross salary of EUR 240,000 payable in twelve equal monthly instalments at the end of each month. The monthly gross salary will be transferred at the end of each month to a bank account as determined by the CFO.

                                               In addition, the CFO is eligible to receive a bonus according to the “EVA”-plan. At a 100% “EVA” the bonus equals EUR160,000.

2.                                     Any services of the CFO including extra work is compensated by the remuneration as described above. The CFO is obliged to work longer than the usual working hours, if it is necessary for the achievement of the business objectives of the Company.

3.                                       In addition, the Company has to pay to the CFO the legally required employer allowances with respect to healthcare, nursing care, pension and unemployment insurance, which have to be borne in equal shares by the CFO and the Company on the basis of the applicable laws. If the CFO is exempted from the healthcare insurance obligation, the Company will pay 50 % of her contributions to a private healthcare insurance up to the amount which equals 50 % of the contribution to the statutory healthcare insurance.

4.                                       Compensation claims may not be assigned or pledged without the prior consent of the shareholders.

§ 3

Expenses

The Company shall reimburse any reasonable expenses in connection with the services for the Company on presentation of the respective receipts.

§ 4

Vacation and Holiday

The CFO is entitled to vacation of 30 business days each calendar year. The CFO shall schedule vacation after consultation of the CEO and the other Executive Vice Presidents and the shareholders so as not to interfere with the performance of her duties.

§ 5

Disability

1.                                       The CFO has to inform the Company without undue delay about any disability, its reasons and its expected duration. In case of illness, the CFO has to present to the

                                                Company upon its request a medical attestation regarding the disability and its expected duration.

2.                                       In case of any illness, the Company shall continue to pay to the CFO for a period of six weeks her contractual compensation reduced by any amounts received by the CFO from any statutory or private insurance.

§ 6

Additional Business

1.                                       The CFO will devote her skills and knowledge only to the Company. During the term of this Agreement, the CFO is not allowed to engage in any additional business without the prior written consent of the shareholders. Any publications and lectures, which refer to the business of the Company but are not in the best interest of the Company, do require the prior written consent of the shareholders.

2.                                       The CFO shall not actively participate in any company or engage in any own business without the prior written consent of the shareholders. Such consent is not required in the event of the acquisition of interests or shares of a publicly listed company for the purpose of capital investment without influence on business decisions.

§ 7

Confidentiality, Non-competition

1.                                       The CFO shall keep strictly confidential any and all confidential information regarding the Company and its affiliated entities, irrespective of the source of such knowledge, vis-à-vis third parties and other employees of the Company who are not entitled to receive such confidential information. The confidentiality covenant shall not apply, if and to the extent that the transfer of the information is necessary for the due performance of the CFO’s duties or if the CFO has obtained the prior written consent of the shareholders. This confidentiality obligation shall remain in force after the termination of this agreement.

2.                                     The CFO shall not act as member of supervisory, advisory or similar boards of companies which are not affiliated with the Company without the prior written consent of the shareholders.

3.                                       The CFO shall not, during the course of her employment with the Company, directly or indirectly be employed by, engaged in or participate in the ownership, management, operation or control of, or act in any advisory or other capacity for, any competing entity.

§ 8

Term and Termination

1.                                       This agreement shall become effective as of July 1, 1999 and shall be entered into for an indefinite period of time. Each party may terminate this agreement upon 24 month prior notice with effect as of the end of the calendar quarter.

2.                                       Each party may terminate this agreement for cause.

3.                                     Any termination notice has to be made in writing.

4.                                     The Company is entitled to release the CFO from work at any time but the Company has to continue to pay the compensation owed to the CFO in accordance with this agreement.

§ 9

Retention of Documents

Upon termination of the CFOs employment or upon release of work according to section 8.4 of this agreement, the CFO shall return to the Company without undue delay any business documents, letters, drafts and similar documents and copies thereof referring to the Company. The CFO does not have any right of retention with respect to the aforementioned documents.

§ 11

Miscellaneous

1.                                       This agreement supersedes any prior agreements between the parties. This agreement will be adapted in the usual form in the case of a transformation of the Company into an “AG”  and an IPO.

2.                                       There are no additional agreements between the parties.

3.                                       Modifications of, or amendments to, this agreement shall be made in writing to be effective.

4.                                       The parties comply with the requirement of written form by using fax or telecopy, if the author of the document is identifiable.

5.                                       Should any provisions of this agreement be or become invalid, this does in no way influence the validity of the remaining provisions. Any invalid provision shall be deemed replaced by an adequate valid term nearest to what the parties wanted or would have wanted taking into account the purpose of the agreement.

6.                                       This agreement is governed by Germany law.

7.                                     In the event of disability due to illness, the provisions for the CFOs of Sirona shall apply. In addition, personal insurance coverage for CFOs, as amended from time to time, shall apply.

8.                                       The CFO is entitled to request a company car which can be used for private purposes. Alternatively, she may request reimbursement of her travelling costs up to the accepted tax thresholds when using her private car.

9.                                       The Company shall reimburse properly documented moving expenses.

The CFO hereby confirms receipt of an executed counterpart of this agreement.

Bensheim June 27, 2001

Sirona Dental Systems SARL

Simone Blank